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                                                                 Exhibit (e)(10)
                     Celeanse AG 2003 Remuneration Plan for
                        Members of the Supervisory Board

From January 1, 2003, the members of the Supervisory Board shall receive remuneration for the performance of their services as follows:


a) Each Supervisory Board member shall receive a fixed remuneration of Euro 40,000 per year. Thereof, an amount of Euro 20,000 shall be paid in the form of shares in the Company to the extent that, on the due date for the remuneration, the Company has own shares which it may use for this purpose; the remaining remuneration shall be paid in cash. If payment is made in shares, the value of the shares shall be determined according to the arithmetic mean of the closing price for shares of the Company in Xetra trading (or a comparable successor system) on the Frankfurt Stock Exchange for the last twenty consecutive stock exchange trading days prior to the General Meeting preceding the date the remuneration is due.

b) Each Supervisory Board member shall additionally receive an attendance fee of Euro 2,000 for each Supervisory Board meeting and, for services as a member of a Supervisory Board committee, an annual fixed remuneration of Euro 2,000 for simple committee members and Euro 4,000 for the chairman of a committee.

c) In addition, each Supervisory Board member shall annually receive stock appreciation rights in an aggregate value equivalent to Euro 20,452.

      The number of stock appreciation rights shall be equivalent to the amount of Euro 20,452, divided by the value of each individual stock appreciation right, rounded up to the next higher even number of stock appreciation rights divisible, without remainder, by 50. The value of the stock appreciation rights will be determined by the following three credit institutions on the basis of the arithmetic mean of the closing prices for shares of the Company in Xetra trading (or a comparable successor system) on the Frankfurt Stock Exchange for the last twenty consecutive stock exchange trading days before October 1 of the year for which the remuneration is paid in the form of stock appreciation rights (hereinafter "Reference Period") using the Black-Scholes formula: Deutsche Bank, Bayerische Hypo- und Vereinsbank and J. P. Morgan Chase. Should the aforementioned credit institutions arrive at different values, the average of such values shall be relevant.


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      The stock appreciation rights have the following contents:

      Entitlement for Payment

      Each stock appreciation right represents the right to a cash payment equal to the difference between the arithmetic mean of the closing price for shares of the Company in Xetra trading (or a comparable successor system) on the Frankfurt Stock Exchange during the Reference Period and the closing price for the shares of the Company in Xetra trading (or a comparable successor system) on the Frankfurt Stock Exchange on the on the last trading day preceding the exercise date.

      Vesting Period, Terms and Exercise Period

      The stock appreciation rights can be exercised for the first time at the end of the vesting period. The vesting period shall begin on October 1 of the year for which the remuneration is paid in the form of stock appreciation rights (hereinafter "Reference Day"), and shall end on September 30 in the second year thereafter. The term of the stock appreciation rights shall begin on the Reference Day and shall end ten years thereafter. The exercise period shall begin upon expiry of the vesting period and end upon expiry of the term of the stock appreciation rights. Stock appreciation rights can be exercised on any stock exchange trading day in Frankfurt am Main during the exercise period. However, the exercise of the stock appreciation rights shall be excluded by the Supervisory Board in advance for the purpose of avoiding the use of insider information or for the protection of the Company and the shareholders. If stock appreciation rights are not exercised during the exercise period, or if they cannot be exercised at all, they shall lapse without compensation.

      Performance Goal

      The stock appreciation rights may only be exercised if the market price of the shares of the Company during the period between the Reference Day and the exercising of the stock appreciation rights outperforms the median of the group of competitors defined below (hereinafter "Performance Goal").

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      The group of competitors consists of the following companies:

      The Dow Chemical Company, Midland, Michigan, United States of America; DSM N.V., Heerlen, the Netherlands; Eastman Chemical Company, Kingsport, Tennessee, United States of America; Solutia, Inc., St. Louis, Missouri, United States of America; Lyondell Chemical Corporation, Houston, Texas, United States of America; Imperial Chemical Industries plc, London, Great Britain; Methanex Corporation, Vancouver, Canada; Rhodia SA, Courbevoie, France; Millennium Chemicals Inc., Red Bank, New Jersey, United States of America.

      Companies in the group of competitors whose shares are no longer traded on the relevant securities exchange at the time of exercise of the stock appreciation rights shall not be taken into account for purposes of determining the performance of market prices for the companies in the group of competitors.

      The performance of the market price of the Company's shares shall be determined by means of comparison between: (1.) the arithmetic mean of the closing price of the shares of the Company in Xetra trading (or a comparable successor system) at the Frankfurt Stock Exchange during the Reference Period (hereinafter "Reference Price") and (2.) the closing price of the shares of Celanese AG in Xetra trading (or a comparable successor system) at the Frankfurt Stock Exchange on the last trading day preceding the exercise date. Dividend payments, the value of statutory stock subscription rights, any stock split and other forms of distribution of assets to the shareholders shall be taken into account in accordance with the methods used for the determination of the DAX Performance Index. The percentage by which the closing price of the shares of Celanese AG deviates from the Reference Price, taking account of the factors named above, shall constitute the performance of the market price of the shares of Celanese AG (hereinafter "Performance of the Market Price of Celanese AG").

      The performance goal is achieved if the Performance of the Market Price of Celanese AG outperforms the median of the


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      performance of the market prices for the companies in the group of competitors during the same period as determined for the Performance of the Market Price of Celanese AG. The median is the performance of the market price for such company in the group of competitors which, compared to the performance of the market prices for all companies in the group of competitors, performs in the middle. If the number of companies in the group of competitors changes for one of the aforementioned reasons, the arithmetic mean of the two companies in the middle shall apply in case of an even number of companies; in the case of an uneven number of companies the value of the company in the middle of the performance of the stock exchange prices shall be relevant.

      The reference amount for determining the performance of the market prices for the companies in the group of competitors is the arithmetic mean of the closing price of the ordinary shares of each company in the group of competitors on the relevant stock exchange during the Reference Period. The benchmark for determining the performance of the market prices for the companies in the group of competitors is the closing price of the ordinary shares of each company in the group of competitors on the relevant stock exchange on the last stock exchange trading day preceding the exercise of the stock appreciation rights (hereinafter "Benchmark Amount"). The relevant stock exchange for the companies in the group of competitors is, for competitors in the United States of America, the securities exchange in New York, United States of America, for Rhodia SA the securities exchange in Paris, France, for Imperial Chemical Industries plc the securities exchange in London, Great Britain, for DSM N.V. the securities exchange in Amsterdam, The Netherlands, and for Methanex Corporation the securities exchange in Toronto, Canada. The performance of the market price for the companies in the group of competitors equals the percentage by which the Benchmark Amount deviates from the aforementioned reference amount in each case. Dividend payments, the value of statutory stock subscription rights, any stock split and other forms of


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      distribution of assets to the shareholders shall be taken into account according to the methods used in determining the DAX Performance Index.

      Exercise

      The stock appreciation rights may be exercised by a written (or telefax) statement to the Company's Corporate Human Resources department indicating the number of stock appreciation rights exercised in each case. The Supervisory Board shall establish further rules relating to the technical handling of the exercise of the rights and of payments.

      Non-Transferability

      The stock appreciation rights are non-transferable. In the event of death, they shall pass to the heir(s), and shall lapse six months after the time of death if they could not and have not been exercised by that time. If a Supervisory Board member ceases to belong to the Supervisory Board, the stock appreciation rights granted to such member shall remain unaffected thereby.

d) The remuneration pursuant to subsections a) and c) as well as the attendance fee shall be increased to the double amount for the chairman and to 1 1/2 times the amount for the deputy chairman. Supervisory Board members who belong to the Supervisory Board only for a part of the fiscal year shall receive a lower amount of remuneration pro rata temporis.

e) The remuneration pursuant to subsections a) and b) shall be payable on the fourth banking day after the Annual General Meeting for the preceding fiscal year.

f) The members of the Supervisory Board shall receive reimbursement of the expenses incurred through the performance of their functions, including any VAT on their remuneration and the amount of expenses to be reimbursed.


g) The Company grants the members of the Supervisory Board adequate insurance coverage; in particular, the Company effects in favor of the members of the Supervisory Board a liability insurance (so called Directors & Officers Insurance) which reasonably covers the legal liabilities incurred through the performance of the functions of the members of the Supervisory Board.



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